Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2008, accompanying the consolidated financial statements included in the Annual Report of GeoResources, Inc. on Form 10-KSB for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of GeoResources, Inc. on Form S-3 (File No. 333-144831, effective August 13, 2007) and on Forms S-8 (File No. 333-145221, effective August 8, 2007 and File No. 333-149216, effective February 13, 2008).

/s/ Grant Thornton LLP

Houston, Texas

March 28, 2008